Filed Pursuant to Rule 424(b)(3) Registration
Statement No. 333-270436

PROSPECTUS

1,534,410 Financing Warrants

3,736,935 Ordinary Shares Issued or Issuable Upon Exercise of Financing Warrants

Tritium DCFC Limited

This prospectus relates to the offer and sale (a) of up to 1,534,410 warrants to purchase ordinary shares, no par value (“Ordinary Shares”) of Tritium DCFC Limited, a public limited company organized under the laws of Australia (the “Company”), by the Selling Securityholders (as defined below) (such warrants, the “Financing Warrants”), (b) the issuance by us of up to an aggregate of 1,534,410 Ordinary Shares upon exercise of the Financing Warrants and the resale of such Ordinary Shares and (c) the resale of 2,202,525 Ordinary Shares previously issued to the Selling Securityholders upon exercise of Financing Warrants. The Financing Warrants were originally issued to HealthSpring Life & Health Insurance Company, Inc., Cigna Health and Life Insurance Company, Barings Target Yield Infrastructure Debt Holdco 1 S.À R.L., Martello Re Limited, REL Batavia Partnership, L.P. and Sunset Power Pty Ltd as trustee for the St Baker Family Trust, an affiliate of St Baker Energy Holdings Pty Ltd (collectively, the “Selling Securityholders”) in connection with certain of our debt refinancing activities. We will receive the proceeds from any exercise of any warrants for cash but will not receive any proceeds from the offer and sale of the Financing Warrants or Ordinary Shares by the Selling Securityholders. We provide more information about how the Selling Securityholders may sell the Financing Warrants and Ordinary Shares in the section entitled “Plan of Distribution.”

We will pay the expenses incurred in registering under the Securities Act of 1933, as amended (the “Securities Act”), the offer and sale of our Financing Warrants and Ordinary Shares to which this prospectus relates by the Selling Securityholders, as well as the issuance of Ordinary Shares upon exercise of the Financing Warrants, including legal and accounting fees.

This prospectus also covers any indeterminate amount of additional securities that may become issuable by reason of share splits, share dividends or other similar transactions or adjustments or as a result of the anti-dilution provisions of the Financing Warrants.

INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE THE “RISK FACTORS” ON PAGE 10 OF THIS PROSPECTUS AND ANY SIMILAR SECTION CONTAINED IN THE APPLICABLE PROSPECTUS SUPPLEMENT AND ANY DOCUMENTS INCORPORATED BY REFERENCE THEREIN CONCERNING FACTORS YOU SHOULD CONSIDER BEFORE INVESTING IN OUR SECURITIES.

Our Ordinary Shares are listed on The Nasdaq Capital Market (“Nasdaq”) under the trading symbol “DCFC”. On March 22, 2023, the last reported sales price of our Ordinary Shares, as reported on Nasdaq, was $1.07 per share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 23, 2023.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the SEC, using a “shelf” registration process. By using a shelf registration statement, the Selling Securityholders may sell the securities described in this prospectus, from time to time, in one or more offerings as described in this prospectus. Each time that the Selling Securityholders offer and sell securities, we or the Selling Securityholders will provide a prospectus supplement to this prospectus that contains specific information about the securities being offered and sold and the specific terms of that offering. To the extent permitted by law, we may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. The prospectus supplement or free writing prospectus may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or free writing prospectus, you should rely on the prospectus supplement or free writing prospectus, as applicable. Before purchasing any securities, you should carefully read both this prospectus and the applicable prospectus supplement (and any applicable free writing prospectuses), together with the additional information described under the heading “Where You Can Find More Information; Incorporation by Reference.”

Neither we, nor the Selling Securityholders, have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. The Selling Securityholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The Selling Securityholders will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable prospectus supplement to this prospectus is accurate only as of the date on its respective cover, that the information appearing in any applicable free writing prospectus is accurate only as of the date of that free writing prospectus, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus incorporates by reference, and any prospectus supplement or free writing prospectus may contain and incorporate by reference, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. In addition, the market and industry data and forecasts that may be included or incorporated by reference in this prospectus, any prospectus supplement or any applicable free writing prospectus may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in this prospectus, the applicable prospectus supplement and any applicable free writing prospectus, and under similar headings in other documents that are incorporated by reference into this prospectus. Accordingly, investors should not place undue reliance on this information.

Unless otherwise indicated, references to a particular “fiscal year” are to our fiscal year ended June 30 of that year.

References to a year other than a “Fiscal” or “fiscal year” are to the calendar year ended December 31. Unless otherwise specified, all monetary amounts in this prospectus are in U.S. dollars, all references to “$,” “US$,” “USD” and “dollars” mean U.S. dollars and all references to “A$” and “AUD” mean Australian dollars. Any discrepancies in any table between totals and sums of the amounts listed are due to rounding. Certain amounts and percentages have been rounded; consequently, certain figures may add up to be more or less than the total amount and certain percentages may add up to be more or less than 100% due to rounding. In particular and without limitation, amounts expressed in millions contained in this prospectus have been rounded to a single decimal place for the convenience of readers.

We are an “emerging growth company” and a “foreign private issuer” as defined under SEC rules and will be subject to reduced public company reporting requirements for this prospectus and future filings.

Throughout this prospectus, unless otherwise designated, the terms “we,” “us,” “our,” “Tritium,” the “Company” and our “company” refer to Tritium DCFC Limited and its subsidiaries and references to “Tritium Holdings” refer to Tritium Holdings Pty Ltd. When we refer to “you,” we mean the potential purchasers of the applicable securities of the Company.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

Available Information

We file reports, proxy and information statements and other information with the SEC. The SEC maintains a web site that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

Our web site address is www.tritiumcharging.com. The information on our web site, however, is not, and should not be deemed to be, a part of this prospectus.

This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Other documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement or documents incorporated by reference in the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement through the SEC’s website, as provided above.

Incorporation by Reference

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in this prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or a subsequently filed document incorporated by reference modifies or replaces that statement.

This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:

•	Our Annual Report on Form 20-F for the fiscal year ended June 30, 2022, filed with the SEC on September 22, 2022 (the “2022 Form 20-F”);

•	Our Report on Form 6-K filed with the SEC on November 4, 2022 and March 9, 2023; and

•

The description of our Ordinary Shares contained in our registration statement on Form 8-A, filed with the SEC on January  13, 2022, and Exhibit 2.1 to the 2022 Form 20-F and any amendment or report filed with the SEC for the purpose of updating the description.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act” in this prospectus, prior to the termination of this offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents. We may also incorporate by reference part or all of any reports on Form 6-K that we subsequently furnish to the SEC prior to the completion or termination of any offering by identifying in such Forms 6-K that such Form 6-K, or certain parts or exhibits of such Form 6-K, are being incorporated by reference into this prospectus, and any Form 6-K (or parts thereof) so identified shall be deemed to be incorporated by reference in this prospectus and to be a part of this prospectus from the date of submission of such document.

You may request a free copy of any of the documents incorporated by reference in this prospectus by writing or telephoning us at the following address:

Tritium DCFC Limited

48 Miller Street

Murarrie, QLD 4172, Australia

or

+61 (07) 3147 8500

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus or any accompanying prospectus supplement.

THE COMPANY

Overview

We design, sell, manufacture and service proprietary hardware and associated software to create advanced and reliable direct current (“DC”) fast chargers for electric vehicles (“EVs”). Our technology is engineered to be easy to install, own and use. Our compact, robust chargers are designed to look great on Main Street and thrive in harsh conditions. As of December 31, 2022, we have already sold over 10,000 DC fast chargers and have provided high-power charging sessions across 42 countries.

We are a technology provider that primarily generates revenue from the sale of DC fast-charging solutions. Our solutions are made up of core charging hardware, including embedded on-device firmware, and adjacent software platforms that let owners monitor and manage their assets. Our charging station hardware portfolio includes stand-alone chargers and distributed chargers, and our software products include Tritium Pulse Software and MyTritium Software. We offer ongoing maintenance services, including the provision of spare parts, extended warranties, services outside warranty and a range of service level agreement options. We are currently focused on key customer types across the charging landscape, such as Charge Point Operators, Automakers, Fleets, Fuel Stations, Retail and Utilities, but our products are segment-agnostic and can be used across all target sectors. In the future, we also aim to address the emerging markets of heavy-duty vehicle charging and residential and fleet low-power DC charging.

Our principal executive offices are located at Tritium DCFC Limited, 48 Miller Street, Murarrie, QLD 4172, Australia. Our telephone number is +61 (07) 3147 8500. Our website address is www.tritiumcharging.com. The information on, or that may be accessed through, our website is not a part of this prospectus supplement or the accompanying prospectus.

We own or have rights to various trademarks, service marks and trade names that we use in connection with the operation of our businesses. This prospectus also contains trademarks, service marks and trade names of third parties, which are the property of their respective owners. The use or display of third parties’ trademarks, service marks, trade names or products in this prospectus is not intended to create, and does not imply, a relationship with us, or an endorsement or sponsorship by or of us. Solely for convenience, the trademarks, service marks and trade names referred to in this prospectus may appear with the ®, TM or SM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks, service marks and trade names.

Credit Facility Refinancing and Financing Warrant Issuance

On September 2, 2022, our existing $90 million debt facility was refinanced to provide an additional $60 million in available credit, increasing the total facility to $150 million (“Facility A”) pursuant to the Senior Loan Note Subscription Agreement (the “LNSA”) with HealthSpring Life & Health Insurance Company, Inc, Cigna Health and Life Insurance Company, Barings Target Yield Infrastructure Debt Holdco 1 S.À R.L., Martello Re Limited and REL Batavia Partnership, L.P. (the “Facility A Lenders”). The LNSA has a 3-year term and 8.5% cash coupon rate which is supplemented with the issuance to the lenders or their affiliates of Financing Warrants. The LNSA includes an accordion mechanism by which Tritium Pty Ltd may, subject to certain conditions, seek commitments from any Facility A Lender or any of their respective nominees for a single additional USD term loan of up to $10.0 million in aggregate on equivalent terms to Facility A (once committed, such loan being the “Accordion Facility”) which may be utilized only after Facility A has been fully drawn. The Accordion Facility became effective on November 18, 2022 for the full $10.0 million commitment, with Sunset Power Pty Ltd as the Accordion Facility lender. Facility A and the Accordion Facility both become due 36 months after the first Utilisation Date for Facility A.

The debt funding under the LNSA is subject to certain financial covenants. Interest on borrowings for each Facility under the LNSA is subject to an interest rate of 8.50% per annum and accrued interest is payable quarterly, with any accrued but unpaid interest outstanding on the termination date thereof (or earlier date that the facilities under the LNSA are repaid) being payable on such date. The LNSA includes an exit fee in an amount equal to 2.5% of the principal amount of each loan note that is being repaid or prepaid.

In connection with the financing transactions contemplated by the LNSA, on September 2, 2022, and November 18, 2022, the Company issued to the Selling Securityholders an aggregate of 2,166,229 Financing Warrants pursuant to the Subscription and Registration Rights Agreement, dated September 2, 2022 (the “Warrant Subscription Agreement”), by and among the Company and the parties listed under Holder on the signature pages thereto, and the Warrant Agreement, dated as of September 2, 2022 (the “Financing Warrant Agreement”), by and among the Company, Computershare Inc., a Delaware corporation, and its affiliate, Computershare Trust Company, N.A., a federally chartered trust company. The Financing Warrants were issued to the Selling Securityholders in reliance upon the exemption from registration provided in Section 4(a)(2) of the Securities Act. See “Description of Securities.”

Implications of Being an “Emerging Growth Company” and a Foreign Private Issuer

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in our periodic reports, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved (to the extent applicable to a foreign private issuer). If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the prices of our securities may be more volatile.

We will remain an emerging growth company under the JOBS Act until the earliest of (a) the last day of our first fiscal year following the fifth anniversary of the date of effectiveness of our registration statement on Form F-4, filed in connection with the Business Combination (as defined below), (b) the last date of our fiscal year in which we have total annual gross revenue of at least $1.235 billion, (c) the date on which we are deemed to be a “large accelerated filer” under the rules of the SEC with at least $700.0 million of issued securities held by non-affiliates or (d) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the previous three years. References herein to “emerging growth company” shall have the meaning associated with it in the JOBS Act.

We report under the Exchange Act as a non-U.S. company with foreign private issuer status. Even after we no longer qualify as an emerging growth company, as long as we qualify as a foreign private issuer under the Exchange Act we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including, but not limited to:

•	the rules under the Exchange Act requiring domestic filers to issue financial statements prepared under U.S. GAAP;

•	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

•

the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

•

the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specific information, or current reports on Form 8-K, upon the occurrence of specified significant events.

We intend to take advantage of these exemptions until such time as we are no longer a foreign private issuer. We would cease to be a foreign private issuer at such time as (i) more than 50% of our issued voting securities are held by U.S. residents and (ii) any of the following three circumstances applies: (A) the majority of our executive officers or directors are U.S. citizens or residents, (B) more than 50% of our assets are located in the United States or (C) our business is administered principally in the United States. See “Description of Securities” for more information.

Both foreign private issuers and emerging growth companies are also exempt from certain more stringent executive compensation disclosure rules. Thus, even if we no longer qualify as an emerging growth company but remain a foreign private issuer, we will continue to be exempt from the more stringent compensation disclosures required of companies that are not emerging growth companies and will continue to be permitted to follow our home country practice on such matters.

THE OFFERING

Issuer	Tritium DCFC Limited

Financing Warrants being registered for resale by the Selling Securityholders named in the prospectus	Up to 1,534,410 Financing Warrants. This prospectus also relates to the resale by the Selling Securityholders of Ordinary Shares issued upon exercise of the Financing Warrants.

Ordinary Shares being offered by us upon exercise of Financing Warrants	Up to 1,534,410 Ordinary Shares that are issuable upon the exercise of the Financing Warrants.

Ordinary Shares issued upon exercise of Financing Warrants being registered for resale by the Selling Securityholders named in the prospectus	Up to 2,202,525 Ordinary Shares.

Terms of Financing Warrants	Each Financing Warrant entitles the registered holder to purchase one Ordinary Share at a price of $0.0001 per Ordinary Share. The Financing Warrants are subject to vesting: (a) one-third of the Financing Warrants issued on September 2, 2022 vested and became immediately exercisable on the “Financial Close,” which was September 12, 2022 and one-third of the Financing Warrants issued on November 18, 2022 vested and became exercisable on the issuance date; (b) one-third of the Financing Warrants will vest and be exercisable on the date that is nine (9) months after the date of the Financial Close; and (c) one-third of the Financing Warrants will vest and be exercisable on the date that is eighteen (18) months after the date of the Financial Close. The Financing Warrants are subject to accelerated vesting under certain circumstances. The Financing Warrants also contain certain value protection features including a guaranteed value feature and customary anti-dilution provisions. No Financing Warrant may be transferred or assigned by a holder except with the written consent of the Company (which may not be unreasonably withheld or delayed). Notwithstanding the foregoing, a holder of Financing Warrants may assign any Financing Warrant and its rights and obligations to one or more of its affiliates without the consent of the Company; provided that such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of the Financing Warrant. See “Description of Securities—Our Financing Warrants” for a description of the Financing Warrants.

Offering prices	The Ordinary Shares and Financing Warrants offered by this prospectus may be offered and sold at prevailing market prices, privately negotiated prices or such other prices as the Selling Securityholders may determine. See “Plan of Distribution.”

Ordinary Shares issued (as of March 1, 2023)	156,310,918 Ordinary Shares.

Financing Warrants issued (as of March 1, 2023)	1,534,410 Financing Warrants.

Existing warrants issued (as of March 1, 2023)	9,268,131 existing warrants.

Ordinary Shares issued assuming (i) all Ordinary Shares registered for resale by the Selling Securityholders hereby are issued and (ii) the cash exercise of all Financing Warrants and existing warrants (as of March 1, 2023)

167,113,459 Ordinary Shares.

Use of proceeds	We will not receive any proceeds from the resale of the Financing Warrants and Ordinary Shares issued upon exercise of Financing Warrants included in this prospectus by the Selling Securityholders. We will receive only nominal proceeds from the exercise of the Financing Warrants, assuming the exercise in full of all of the Financing Warrants for cash. If the Financing Warrants are exercised pursuant to a cashless exercise feature, we will not receive any cash from these exercises. See “Use of Proceeds.”

Dividend policy	We have never declared or paid any cash dividend on our Ordinary Shares. We currently intend to retain any future earnings and do not expect to pay any dividends in the foreseeable future. Any further determination to pay dividends on our ordinary shares would be at the discretion of our board of directors, subject to applicable laws, and would depend on our financial condition, results of operations, capital requirements, general business conditions, and other factors that our board of directors may deem relevant.

Market for our Ordinary Shares and existing warrants	Our Ordinary Shares and existing warrants are listed on Nasdaq under the trading symbols “DCFC” and “DCFCW,” respectively.

Risk Factors	Prospective investors should carefully consider the “Risk Factors” for a discussion of certain factors that should be considered before buying the securities offered hereby.

RISK FACTORS

Investment in any securities offered pursuant to this prospectus and the applicable prospectus supplement involves risks. Before deciding whether to invest in our securities, you should carefully consider the risk factor described below and in our most recent Annual Report on Form 20-F incorporated by reference into this prospectus, our updates, if any, to those risk factors in our reports on Form 6-K incorporated by reference into this prospectus, all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in the applicable prospectus supplement and any applicable free writing prospectus. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results. Past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be seriously harmed. This could cause the trading price of our securities to decline, resulting in a loss of all or part of your investment. Please also carefully read the section entitled “Cautionary Note Regarding Forward-Looking Statements” included herein and included in our most recent Annual Report on Form 20-F and our updates, if any, to that section in our reports on Form 6-K incorporated by reference into this prospectus.

Risks Related to Our Securities

In the future, we may need to raise funds, which may result in the dilution of our shareholders, and such funds may not be available on favorable terms or at all.

We may need to raise additional capital in the future and may elect to issue shares or engage in fundraising activities for a variety of reasons, including funding acquisitions or growth initiatives. We will be subject to the constraints of the Listing Rules of Nasdaq regarding the percentage of capital that we are able to issue within a 12-month period (other than where exceptions apply). Our shareholders may be diluted as a result of such issuances of our Ordinary Shares and fundraisings. Additionally, our Financing Warrants contain certain guaranteed value and anti-dilution protections that may result in the Financing Warrants being exercisable for more than the number of Ordinary Shares currently underlying the Financing Warrants. Our shareholders may be diluted if these guaranteed value or anti-dilution protections are invoked.

Additionally, we may raise additional funds through the issuance of debt securities or through obtaining credit from government or financial institutions. We cannot be certain that additional funds will be available on favorable terms when required, or at all. If we cannot raise additional funds when needed, our financial condition, results of operations, business and prospects could be materially and adversely affected. If we raise funds through the issuance of debt securities or through loan arrangements, the terms of such securities or loans could require significant interest payments, contain covenants that restrict our business, or other unfavorable terms.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements contained in this prospectus constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. Forward-looking statements reflect our current views, as applicable, with respect to, among other things, our respective capital resources, portfolio performance and results of operations. Likewise, all statements regarding anticipated growth in our operations, anticipated market conditions, demographics and results of operations are forward-looking statements. In some cases, you can identify these forward-looking statements by the use of terminology such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words or phrases.

The forward-looking statements contained in this prospectus reflect our current views, as applicable, about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause its actual results to differ significantly from those expressed in any forward-looking statement. We do not guarantee that the transactions and events described will happen as described (or that they will happen at all). The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements:

•

our ability to realize the anticipated benefits of our acquisition of all of the issued equity interests in Tritium Holdings and merger of DCRN with and into Hulk Merger Sub, Inc. (the “Business Combination”), in each case, on the terms and subject to the conditions set forth in the Business Combination Agreement, dated May 25, 2021, by and among us, DCRN, Tritium Holdings and Hulk Merger Sub, Inc., which may be affected by, among other things, competition and our ability to manage growth profitability following the Business Combination;

•	risks related to the rollout of our business and expansion strategy;

•	consumer failure to accept and adopt EVs;

•	overall demand for EV charging and the potential for reduced demand if governmental rebates, tax credits and other financial incentives are reduced, modified or eliminated;

•	the possibility that our technology and products could have undetected defects or errors;

•	our ability to manage growth;

•	our ability to obtain and maintain financing arrangements on attractive terms;

•	our estimates of expenses, ongoing losses, future revenue, capital requirements and needs for or ability to obtain additional financing;

•	the effects of the COVID-19 pandemic or other adverse public health developments on our business;

•	the effects of competition on our future business;

•	the volatility of currency exchange rates;

•

the impact of and changes in governmental regulations or the enforcement thereof, tax laws and rates, accounting guidance and similar matters in regions in which we operate or will operate in the future;

•	potential litigation, governmental or regulatory proceedings, investigations or inquiries involving us, including in relation to the Business Combination;

•

inability to remediate material weaknesses in internal control over financial reporting and failure to maintain an effective system of internal controls, and the inability to accurately or timely report our financial condition or results of operations;

•

failure to maintain an effective system of internal control over financial reporting, and loss of securityholder confidence in our financial and other public reporting from the inability to accurately report our financial results or prevent fraud;

•	changes in personnel and availability of qualified personnel;

•	environmental uncertainties and risks related to adverse weather conditions and natural disasters;

•	potential write-downs, write-offs, restructuring and impairment or other charges required to be taken by us subsequent to the Business Combination;

•	higher costs as a result of being a public company;

•	general economic uncertainty;

•	the ability to maintain the listing of our securities on Nasdaq;

•	the limited experience of certain members of our management team in operating a public company in the United States; and

•	the volatility of the market price and liquidity of our securities.

While forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance. We disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes after the date of this prospectus, except as required by applicable law. For a further discussion of these and other factors that could cause our future results, performance or transactions to differ significantly from those expressed in any forward-looking statement, please see the section entitled “Risk Factors” in our 2022 Form 20-F incorporated by reference into this prospectus. You should not place undue reliance on any forward-looking statements, which are based only on information currently available to us (or to third parties making the forward-looking statements). You should also carefully consider the cautionary statements contained or referred to in this section in connection with the forward-looking statements contained in this prospectus and any subsequent written or oral forward-looking statements that may be issued by us or persons acting on our behalf.

USE OF PROCEEDS

All of the Financing Warrants and Ordinary Shares offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from these sales. We will receive only nominal proceeds from the exercise of the Financing Warrants, assuming the exercise in full of all of the Financing Warrants for cash. If the Financing Warrants are exercised pursuant to a cashless exercise feature, we will not receive any cash from these exercises.

We will bear all costs, expenses and fees in connection with the registration of the Ordinary Shares and Financing Warrants offered by the Selling Securityholders pursuant to this prospectus, whereas the Selling Securityholders will bear all incremental selling expenses, including commissions, brokerage fees and other similar selling expenses.

CAPITALIZATION AND INDEBTEDNESS

The information in this table should be read in conjunction with the financial statements and notes thereto and other financial information incorporated by reference in this prospectus and any prospectus supplement. Our historical results do not necessarily indicate our expected results for any future periods.

As of June 30, 2022
Unaudited ($) in thousands
Cash and cash equivalents	70,753

Borrowings	74
CIGNA Refinance Loan	88,269

Total Indebtedness	88,343

Tritium Ordinary Shares	227,268
Additional paid-in capital	19,210
Accumulated other comprehensive income	3,640
Accumulated deficit	(290,667)

Total shareholders’ deficit	(40,549)

Total capitalization(1)	47,794

(1)

Excludes the impact of any cash exercise of Warrants by warrant holders. Further, all of the Ordinary Shares and Financing Warrants offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts and the Company will not receive any of the proceeds from such sales. As such, there is no impact to the capitalization relating to the resale.

DESCRIPTION OF SECURITIES

Share Capital

As of March 1, 2023, we had 156,310,918 Ordinary Shares issued, 9,268,131 existing warrants issued and 1,534,410 Financing Warrants issued. Our Ordinary Shares and existing warrants are listed on Nasdaq under the symbols “DCFC” and “DCFCW,” respectively.

Our Ordinary Shares are not redeemable and do not have any preemptive rights.

In connection with our business combination that closed on January 13, 2022, we issued 21,783,259 existing warrants, each entitling its holder to purchase one Ordinary Share at an initial exercise price equal to $11.50 per share, which was adjusted to $6.90 per share pursuant to Section 4.3 of the Warrant Agreement by and between DCRN and the warrant agent party thereto.

For a description of our Ordinary Shares and existing warrants, including the rights and obligations attached thereto, please refer to Exhibit 4.9 hereto, which is incorporated by reference herein.

Financing Warrants

In connection with the financing transactions contemplated by the LNSA, on September 2, 2022, and November 18, 2022, the Company issued to the lenders under the LNSA or their affiliates an aggregate of 2,166,229 Financing Warrants pursuant to the Warrant Subscription Agreement and the Financing Warrant Agreement.

The Warrant Subscription Agreement provides for the grant of the Financing Warrants with the terms and conditions described in the Warrant Subscription Agreement and the Financing Warrant Agreement. The Warrant Subscription Agreement also contains certain registration rights granted by the Company to the holders of the Financing Warrants. The holders of the Financing Warrants were initially granted an aggregate of 1,534,410 Financing Warrants on September 2, 2022, based on the Initial Share Price (as defined in the Financing Warrant Agreement) of $7.14 per share. Each Financing Warrant will initially be exercisable for one Ordinary Share, subject to adjustment as described in the Financing Warrant Agreement, and has an Exercise Price of $0.0001 per share. Pursuant to the Warrant Subscription Agreement a joinder to the Warrant Subscription Agreement was executed for the issuance of 135,389 additional Financing Warrants to Sunset Power Pty Ltd, as trustee for the St Baker Family Trust, in connection with the exercise of the Accordion Facility under the LNSA.

The Financing Warrant Agreement provides that the Financing Warrants shall vest and become exercisable by each Holder as follows: (a) one third of the Financing Warrants will vest and be immediately exercisable upon Financial Close or, if later, the date of issuance; (b) one third of the Financing Warrants will vest and be exercisable on the date that is nine (9) months after the date of the Financial Close; and (c) one third of the Financing Warrants will vest and be exercisable on the date that is eighteen (18) months after the date of the Financial Close.

The Financing Warrants will be subject to accelerated vesting upon the occurrence of certain events, including: (a) the closing price per Ordinary Share on Nasdaq over any consecutive fifteen (15)-day period following the date of the Financial Close is equal to or greater than, two times the Initial Share Price; (b) there is a material breach by the Company of the Financing Warrant Agreement, the Warrant Subscription Agreement or the LNSA; (c) there is an Event of Default (as defined in the LNSA); or (d) a third party other than the holders of the Financing Warrants announces, or the Company announces, an intention to proceed with a transaction that would reasonably be likely to result in a Change of Control (as defined in the LNSA) or any other transaction having a substantially similar effect.

Under the Financing Warrant Agreement, all unvested Financing Warrants expire upon the repayment of the loans under the LNSA and termination of the LNSA.

Vested Financing Warrants are exercisable by the Holder by paying the Exercise Price for each Ordinary Share as to which the Financing Warrant is exercised as well as any and all taxes due in connection with the exercise of the Financing Warrant and the issuance of such Ordinary Shares. The Financing Warrant Agreement also provides for the exercise of the Financing Warrants on a “cashless basis” whereby such number of Ordinary Shares that are issuable upon exercise of a Financing Warrant with a fair market value (being the closing price of Ordinary Shares on Nasdaq as of the exercise date) equal to the aggregate Exercise Price are withheld from issue. After one (1) year from the Financial Close, Holder are only permitted to exercise their Financing Warrants on a “cashless basis.”

The Financing Warrants contain certain value protection features including a Guaranteed Value (as defined in the Financing Warrant Agreement) provision and customary anti-dilution provisions. The Guaranteed Value provision provides that within three (3) business days of receiving an exercise notice from a Holder, the Company shall calculate the value of the Ordinary Shares subject to issuance upon exercise of the Financing Warrants (prior to any adjustment) using a formula incorporating the VWAP of the Ordinary Shares on Nasdaq for the five (5) trading days immediately preceding the exercise date in order to determine the current Share Valuation (as defined in the Financing Warrant Agreement). If the Share Valuation is less than the Guaranteed Value, the Company shall, on the issuance date of the subject Ordinary Shares, either: (a) pay the difference between the Share Valuation and the Guaranteed Value (the “Value Difference”) to such Holder or as it may direct, in cash; or (b) adjust the number of Ordinary Shares issuable on the issuance date to include additional Ordinary Shares to such Holder (“Additional Financing Warrant Shares”), where such number of Additional Financing Warrant Shares will be calculated as the Value Difference, divided by the 5-day VWAP (rounded up to the nearest whole Ordinary Share). The Company may elect to pay the Value Difference in cash or issue Additional Financing Warrant Shares in its sole discretion, and in such circumstances the Registered Holder shall be deemed to have subscribed for such number of Additional Financing Warrant Shares so calculated, except that to the extent the issue of Additional Financing Warrant Shares would to the Company’s actual knowledge cause a Registered Holder to hold 10% or more of the issued Ordinary Shares of the Company or a Registered Holder and its affiliates to hold collectively 20% or more of the issued Ordinary Shares in the Company in which case, the Company shall pay cash for any Additional Financing Warrant Shares that would cause the Registered Holder or Warrant Holder Affiliated Group to exceed the 10% or 20% threshold, respectively, in lieu of issuing such Additional Financing Warrant Shares.

The Guaranteed Value shall be calculated by multiplying the number of Ordinary Shares issuable pursuant to such exercise by the Initial Share Price and by the percentage in the following table that corresponds to the last date before the relevant exercise date:

To and Including	Percentage
24 Months from Financial Close	67%
30 Months from Financial Close	80%
Thereafter	100%

For the avoidance of doubt, if the Share Valuation equals or exceeds the Guaranteed Value, there will be no adjustment to the number of Ordinary Shares issued or cash paid pursuant to the Guaranteed Value feature.

The customary anti-dilution provisions contained in the Financing Warrant Agreement include provisions calling for adjustment of the number of Ordinary Shares issuable upon exercise of the Financing Warrants, except in the case of an Excluded Issuance (as defined in the Financing Warrant Agreement), upon, among other events, (a) the issuance or deemed issuance of Ordinary Shares by the Company without consideration or for consideration per share less than Initial Share Price, including through the issuance of options or convertible securities, a change in the terms or treatment of options or convertible securities, a change in the consideration received for the exercise of options or convertible securities, or the occurrence of certain dividends or distributions, among other things, (b) dividend, subdivision or combination of Ordinary Shares, or (c) reorganization, reclassification, consolidation, or merger.

Under the Financing Warrant Agreement, no Financing Warrant may be transferred or assigned by a Holder except with the written consent of the Company (which may not be unreasonably withheld or delayed). Notwithstanding the foregoing, a Holder may assign any Financing Warrant and its rights and obligations under the Financing Warrant Agreement to one or more of its affiliates without the consent of the Company; provided that such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of the Financing Warrant.

The Company shall have the right to redeem all or any portion of the unvested issued Financing Warrants upon notice to the holders of the Financing Warrants at a redemption price per Financing Warrant equal to the Initial Share Price (the “Redemption Price”); provided, however, that any such redemption of Financing Warrants hereunder shall be for a minimum aggregate Redemption Price of $1,000,000 and shall be effected on a pro rata basis among all unvested issued Financing Warrants. The Company may only exercise the redemption right three (3) times.

The securities that have been and, in the absence of an effective registration statement covering such issuance, may be issued by the Company to the holders of the Financing Warrants pursuant to the Warrant Subscription Agreement have been and will be issued in reliance upon the exemption from the registration requirements of the Securities Act afforded by Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder.

The warrant agent for our Financing Warrants is Computershare Inc. and Computershare Trust Company, N.A. (“Warrant Agent”).

The Warrant Agent shall not effect the exercise of the holder’s Financing Warrants, and such holder shall not have the right to exercise such Financing Warrant, to the extent that after giving effect to such exercise, (a) such holder or (b) such holder (together with such holder’s affiliates), to the Warrant Agent’s actual knowledge, would beneficially own 10% or more (the “Holder Maximum Percentage”) or 20% or more (the “Holder Group Maximum Percentage”), respectively, of the Ordinary Shares of the Company issued immediately after giving effect to such exercise. A holder of Financing Warrants shall not have the right to exercise a Financing Warrant to the extent that the exercise of such Financing Warrant would result in (a) a person acquiring a Relevant Interest (as defined in the Australian Corporations Act 2001 (Cth) (“Corporations Act”)) in the voting shares in the Company in breach of section 606(1) of the Corporations Act (or any equivalent provision); or (b) a “foreign person” or a “foreign government investor” (each within the meaning given to that term in the Australian Foreign Acquisitions and Takeovers Act 2015 (Cth) (“FATA”)) acquiring Ordinary Shares in the Company in breach of the FATA.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Loans Payable to St. Baker Energy Affiliates

On November 18, 2022, Sunset Power Pty Ltd, an affiliate of St Baker Energy Pty Ltd, agreed to provide the full $10.0 million commitment for the Accordion Facility as the Accordion Facility lender.

For additional information regarding the LNSA and the Accordion Facility, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Sources of Liquidity” and “Major Shareholders and Related Party Transactions” in the 2022 Form 20-F.

On December 23, 2022, we entered into a secured term loan facility with Sunset Power Pty Ltd as trustee of St Baker Family Trust, under which we borrowed an aggregate principal amount of $20.0 million. The outstanding balance of the secured term loan facility at December 31, 2022 was $19.6 million.

SELLING SECURITYHOLDERS

This prospectus relates to the possible resale by the Selling Securityholders of up to 1,534,410 Financing Warrants. Under the Financing Warrant Agreement, no Financing Warrant may be transferred or assigned by a holder except with the written consent of the Company (which may not be unreasonably withheld or delayed). Notwithstanding the foregoing, a holder of Financing Warrants may assign any Financing Warrant and its rights and obligations under the Financing Warrant Agreement to one or more of its affiliates without the consent of the Company; provided that such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of the Financing Warrant. The description below refers to the possible resale of the Financing Warrants assuming the Selling Securityholders have received consent from the Company, if needed, to transfer such Financing Warrants. There is no guarantee that the Company will provide consent to the Selling Securityholders to transfer the Financing Warrants registered for resale hereby.

The Selling Securityholders may from time to time offer and sell any or all of the Financing Warrants set forth below pursuant to this prospectus. In this prospectus, the term “Selling Securityholders” includes (i) the entities identified in the table and in the footnotes in the table below (as such table may be amended from time to time by means of an amendment to the registration statement of which this prospectus forms a part or by a supplement to this prospectus) and (ii) any donees, pledgees, transferees or other successors-in-interest (as a gift, pledge, partnership distribution or other non-sale related transfer) that acquire any of the securities covered by this prospectus after the date of this prospectus from the named Selling Securityholders.

The Selling Securityholders may from time to time offer and sell any or all of the Ordinary Shares issued or issuable upon exercise of the Financing Warrants that are restricted securities under Rule 144 pursuant to this prospectus.

The table below sets forth, as of the date of this prospectus, the name of the Selling Securityholders for which we are registering Financing Warrants and Ordinary Shares for resale to the public, and the aggregate principal amount that the Selling Securityholders may offer pursuant to this prospectus. In accordance with SEC rules, individuals and entities below are shown as having beneficial ownership over the securities they own or have the right to acquire within 60 days, as well as securities for which they have the right to vote or dispose of such securities. Also in accordance with SEC rules, for purposes of calculating percentages of beneficial ownership, Ordinary Shares, which a person has the right to acquire within 60 days of the date of this prospectus, are included both in that person’s beneficial ownership as well as in the total number of Ordinary Shares issued used to calculate that person’s percentage ownership but not for purposes of calculating the percentage for other persons. In some cases, the same ordinary shares are reflected more than once in the table below because more than one holder may be deemed the beneficial owner of the same Ordinary Shares.

We cannot advise you as to whether the Selling Securityholders will in fact sell any or all of such securities. In addition, the Selling Securityholders may sell, transfer or otherwise dispose of, at any time and from time to time, the ordinary shares or warrants in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus, subject to applicable law.

Selling Securityholder information for each additional Selling Securityholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Securityholder’s securities pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each Selling Securityholder and the number of securities registered on its behalf. A Selling Securityholder may sell all, some or none of such securities in this offering. See “Plan of Distribution.”

The information in the table below is based upon information provided by the Selling Securityholders.

Name and Address of Selling Securityholder(1)	Ordinary Shares Beneficially Owned Prior to the Offering	As a % of Ordinary Shares Issued	Financing Warrants Beneficially Owned Prior to the Offering	As a % of Financing Warrants Issued and Outstanding	Number of Financing Warrants Being Offered	Number of Ordinary Shares Being Offered(8)
Cigna Health and Life Insurance Company(2)	527,863	*	361,038	23.5%	361,038	888,901
HealthSpring Life & Health Insurance Company, Inc.(3)	395,897	*	270,778	17.6%	270,778	666,675
Barings Target Yield Infrastructure Debt Holdco 1 S.À R.L.(4)	822,062	*	406,168	26.5%	406,168	1,228,230
Martello Re Limited(5)	456,703	*	225,648	14.7%	225,648	682,351
REL Batavia Partnership, L.P.(6)	2,545,130	1.6%	135,389	8.8%	135,389	135,389
Entities affiliated with St Baker Energy Holdings Pty Ltd(7)	38,605,950	24.7%	135,389	8.8%	135,389	135,389

*	Less than one percent.
(1)	The beneficial ownership of Ordinary Shares and Financing Warrants is based on 156,310,918 Ordinary Shares and 1,534,410 Financing Warrants issued as of March 1, 2023.
(2)

Represents 527,863 Ordinary Shares issued upon exercise of 180,520 Financing Warrants that vested and were immediately exercisable into Ordinary Shares on September 12, 2022, 180,519 Financing Warrants held that vest and become exercisable into Ordinary Shares nine (9) months from September 12, 2022 and 180,519 Financing Warrants held that vest and become exercisable into Ordinary Shares eighteen (18) months from September 12, 2022. The business address of this entity is c/o Cigna Investments, Inc., 900 Cottage Grove Road, A5PRI, Hartford, CT 06152. This entity (or its affiliate(s)) is a lender under our refinanced debt facility. See “The Company—Credit Facility Refinancing and Financing Warrant Issuance.”

(3)

Represents 395,897 Ordinary Shares issued upon exercise of 135,390 Financing Warrants that vested and were immediately exercisable into Ordinary Shares on September 12, 2022, 135,389 Financing Warrants held that vest and become exercisable into Ordinary Shares nine (9) months from September 12, 2022 and 135,389 Financing Warrants held that vest and become exercisable into Ordinary Shares eighteen (18) months from September 12, 2022. The business address of this entity is c/o Cigna Investments, Inc., 900 Cottage Grove Road, A5PRI, Hartford, CT 06152. This entity (or its affiliate(s)) is a lender under our refinanced debt facility. See “The Company—Credit Facility Refinancing and Financing Warrant Issuance.”

(4)

Represents 822,062 Ordinary Shares issued upon exercise of 203,084 Financing Warrants that vested and were immediately exercisable into Ordinary Shares on September 12, 2022, 203,084 Financing Warrants held that vest and become exercisable into Ordinary Shares nine (9) months from September 12, 2022 and 203,084 Financing Warrants held that vest and become exercisable into Ordinary Shares eighteen (18) months from September 12, 2022. The business address of this entity is c/o Barings LLC, 300 S. Tryon St., Suite 2500, Charlotte, North Carolina 28202. This entity (or its affiliate(s)) is a lender under our refinanced debt facility. See “The Company—Credit Facility Refinancing and Financing Warrant Issuance.”

(5)

Represents 456,703 Ordinary Shares issued upon exercise of 112,825 Financing Warrants that vested and were immediately exercisable into Ordinary Shares on September 12, 2022, 112,824 Financing Warrants held that vest and become exercisable into Ordinary Shares nine (9) months from September 12, 2022 and 112,824 Financing Warrants held that vest and become exercisable into Ordinary Shares eighteen (18) months from September 12, 2022. The business address of this entity is c/o Barings LLC, 300 S. Tryon St., Suite 2500, Charlotte, North Carolina 28202.

This entity (or its affiliate(s)) is a lender under our refinanced debt facility. See “The Company—Credit Facility Refinancing and Financing Warrant Issuance.”
(6)

Represents 2,500,000 Ordinary Shares held and 45,130 Financing Warrants held that vested and were immediately exercisable into Ordinary Shares on September 12, 2022, 45,130 Financing Warrants held that vest and become exercisable into Ordinary Shares nine (9) months from September 12, 2022 and 45,129 Financing Warrants held that vest and become exercisable into Ordinary Shares eighteen (18) months from September 12, 2022. Does not include 639,380 Ordinary Shares held by Decarbonization Plus Acquisition Sponsor II, LLC, as to which this entity disclaims beneficial ownership. The business address of this entity is c/o Riverstone Holdings, LLC, 712 Fifth Avenue, 19th Floor, New York, NY 10019. This entity (or its affiliate(s)) is a lender under our refinanced debt facility. See “The Company—Credit Facility Refinancing and Financing Warrant Issuance.”

(7)

Represents 36,685,194, 1,250,417 and 625,209 Ordinary Shares held by St Baker Energy Pty Ltd TR St Baker Energy Innovation Trust, St Baker Family Foundation as trustee for The Trevor and Judith St Baker Family Foundation, and Sunset Power Pty Ltd as trustee for the St Baker Family Trust, respectively, and 45,130 Financing Warrants held by Sunset Power Pty Ltd that vested and became exercisable into Ordinary Shares on November 18, 2022, 45,130 Financing Warrants held by Sunset Power Pty Ltd that vest and become exercisable into Ordinary Shares nine (9) months from September 12, 2022 and 45,129 Financing Warrants held by Sunset Power Pty Ltd that vest and become exercisable into Ordinary Shares eighteen (18) months from September 12, 2022. The business address of these entities is Level 11, 344 Queen Street, Brisbane, QLD 4000, Australia. This entity (or its affiliate(s)) is a lender under our refinanced debt facility. See “Credit Facility Refinancing and Financing Warrant Issuance.”

(8)	Assumes each unexercised Financing Warrant is exercised for one Ordinary Share.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of certain material U.S. federal income tax considerations to U.S. Holders and Non-U.S. Holders (each as defined below) of the ownership and disposition of Ordinary Shares and Financing Warrants. This discussion applies only to Ordinary Shares and Financing Warrants, as the case may be, that are held as “capital assets” within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment).

The following does not purport to be a complete analysis of all potential tax considerations arising in connection with the ownership and disposal of Ordinary Shares and Financing Warrants. The effects and considerations of other U.S. federal tax laws, such as estate and gift tax laws, alternative minimum or Medicare contribution tax consequences and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the Code, Treasury regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect the tax consequences discussed below. Tritium has not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS will not take or a court will not sustain a contrary position to that discussed below regarding the tax consequences discussed below.

This discussion does not address all U.S. federal income tax consequences relevant to a holder’s particular circumstances. In addition, it does not address consequences relevant to holders subject to special rules, including, without limitation:

•	regulated investment companies and real estate investment trusts;

•	brokers, dealers or traders in securities;

•	traders in securities that elect to mark to market interested party transactions that require shareholder approval;

•	tax-exempt organizations or governmental organizations;

•	U.S. expatriates and former citizens or long-term residents of the United States;

•

persons holding Ordinary Shares and/or Financing Warrants, as the case may be, as part of a hedge, straddle, constructive sale, or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•

persons subject to special tax accounting rules as a result of any item of gross income with respect to Ordinary Shares and/or Financing Warrants, as the case may be, being taken into account in an applicable financial statement;

•	persons that actually or constructively own 5% or more (by vote or value) of the Ordinary Shares;

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	S corporations, partnerships or other entities or arrangements treated as partnerships or other flow-through entities for U.S. federal income tax purposes (and investors therein);

•	U.S. Holders having a functional currency other than the U.S. dollar;

•	persons who hold or received Ordinary Shares and/or Financing Warrants, as the case may be, pursuant to the exercise of any employee stock option or otherwise as compensation; and

•	tax-qualified retirement plans.

For purposes of this discussion, a “U.S. Holder” is any beneficial owner of Ordinary Shares and/or Financing Warrants, as the case may be, that is for U.S. federal income tax purposes:

•	in individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a “United States person” (within the meaning of Section 7701(a)(30) of the Code) for U.S. federal income tax purposes.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Ordinary Shares and/or Financing Warrants, the tax treatment of an owner of such entity will depend on the status of the owners, the activities of the entity or arrangement and certain determinations made at the partner level. Accordingly, entities or arrangements treated as partnerships for U.S. federal income tax purposes and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THE U.S. FEDERAL INCOME TAX CONSEQUENCES APPLICABLE TO HOLDERS OF ORDINARY SHARES AND FINANCING WARRANTS WILL DEPEND ON EACH HOLDER’S PARTICULAR TAX CIRCUMSTANCES. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, AND LOCAL, AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES TO YOU, IN LIGHT OF YOUR PARTICULAR INVESTMENT OR TAX CIRCUMSTANCES, OF ACQUIRING, HOLDING, AND DISPOSING OF ORDINARY SHARES AND FINANCING WARRANTS.

Treatment of Financing Warrants

Although not free from doubt, a Financing Warrant should be treated as a share of our Ordinary Shares for U.S. federal income tax purposes, and a holder of Financing Warrants should generally be taxed in the same manner as a holder of Ordinary Shares, as described below. Accordingly, no gain or loss should be recognized (other than with respect to cash paid in lieu of a fractional share) upon the exercise of a Financing Warrant (except in the case of a cashless exercise, the treatment of which for U.S. federal income tax purposes is not clear) and, upon exercise, the holding period of a Financing Warrant should carry over to the Ordinary Share received. Similarly, the tax basis of the Financing Warrant should carry over to the Ordinary Share received upon exercise, increased by the exercise price of $0.0001. The discussion below assumes the characterization described above is respected for U.S. federal income tax purposes. Holders should consult their tax advisors regarding the risks associated with acquiring, holding and disposing of Financing Warrants (including alternative characterizations).

U.S. Holders

Distributions on Ordinary Shares

If Tritium makes distributions of cash or property on the Ordinary Shares, the gross amount of such distributions (including any amount of foreign taxes withheld) will be treated for U.S. federal income tax purposes first as a dividend to the extent of its current and accumulated earnings and profits (as determined for U.S. federal income tax purposes), and then as a tax-free return of capital to the extent of the U.S. Holder’s tax basis, with any excess treated as capital gain from the sale or exchange of the shares. Because Tritium does not expect to provide calculations of its earnings and profits under U.S. federal income tax principles, a U.S. Holder should expect all cash distributions to be reported as dividends for U.S. federal income tax purposes. Any dividend will not be eligible for the dividends received deduction allowed to corporations in respect of dividends received from U.S. corporations.

Subject to the discussions below under “–Passive Foreign Investment Company Rules,” dividends received by certain non-corporate U.S. Holders (including individuals) may be “qualified dividend income,” which is taxed at the lower applicable long-term capital gains rate, provided that:

•

either (a) the Ordinary Shares are readily tradable on an established securities market in the United States, or (b) Tritium is eligible for the benefits of the Convention between the Government of the United States of America and the Government of the Australia for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with respect to Taxes on Income (the “Treaty”);

•

Tritium is neither a PFIC (as discussed below under “–Passive Foreign Investment Company Rules”) nor treated as such with respect to the U.S. Holder for Tritium in any taxable year in which the dividend is paid or the preceding taxable year;

•	the U.S. Holder satisfies certain holding period requirements; and

•	and certain other requirements are met.

U.S. Holders should consult their own tax advisors regarding the availability of the lower rate for dividends paid with respect to Ordinary Shares. Subject to certain exceptions, dividends on Ordinary Shares will constitute foreign source income and generally passive income for foreign tax credit limitation purposes.

Sale, Exchange, Redemption or Other Taxable Disposition of Ordinary Shares and Financing Warrants

Subject to the discussion below under “–Passive Foreign Investment Company Rules,” a U.S. Holder generally will recognize gain or loss on any sale, exchange, redemption or other taxable disposition of Ordinary Shares or Financing Warrants in an amount equal to the difference between (i) the amount realized on the disposition and (ii) such U.S. Holder’s adjusted tax basis in such Ordinary Shares and/or Financing Warrants, as the case may be. Any gain or loss recognized by a U.S. Holder on a taxable disposition of Ordinary Shares or Financing Warrants generally will be capital gain or loss. A non-corporate U.S. Holder, including an individual, who has held the Ordinary Shares and/or Financing Warrants for more than one year generally will be eligible for reduced tax rates for such long-term capital gains. The deductibility of capital losses is subject to limitations.

Any such gain or loss recognized generally will be treated as U.S. source gain or loss. U.S. Holders are urged to consult their own tax advisor regarding the ability to claim a foreign tax credit and the application of the Treaty to such U.S. Holder’s particular circumstances.

Possible Constructive Distributions on Financing Warrants

The terms of each Financing Warrants provide for an adjustment to the number of Ordinary Shares for which the Financing Warrant may be exercised or to the exercise price of the Financing Warrant in certain events, as discussed under “Description of Securities.” An adjustment which has the effect of preventing dilution generally is not taxable. A U.S. Holder of a Financing Warrant would, however, be treated as receiving a constructive distribution from Tritium if, for example, the adjustment increases the holder’s proportionate interest in Tritium’s assets or earnings and profits (for instance, through an increase in the number of Ordinary Shares that would be obtained upon exercise of such Financing Warrant) as a result of a distribution of cash or other property such as other securities to the holders of the Ordinary Shares which is taxable to the holders of such shares as described under “–Distributions on Ordinary Shares” above. Such constructive distribution would generally be subject to tax as described under that section in the same manner as if the U.S. Holder of such Financing Warrant received a cash distribution from Tritium equal to the fair market value of such increased interest. However, it is unclear whether a distribution treated as a dividend deemed paid to a non-corporate U.S. Holder would be eligible for the lower applicable long-term capital gains rates as described above under “–Distributions on Ordinary Shares.”

Passive Foreign Investment Company Rules

The treatment of U.S. Holders of Ordinary Shares and Financing Warrants could be materially different from that described above, if Tritium is treated as a PFIC for U.S. federal income tax purposes. A non-U.S. entity treated as a corporation for U.S. federal income tax purposes generally will be a PFIC for U.S. federal income tax purposes for any taxable year if either (1) at least 75% of its gross income for such year is passive income or (2) at least 50% of the value of its assets (generally based on an average of the quarterly values of the assets) during such year is attributable to assets that produce passive income or are held for the production of passive income. For this purpose, Tritium will be treated as owning its proportionate share of the assets and earning its proportionate share of the income of any other entity treated as a corporation for U.S. federal income tax purposes in which Tritium owns, directly or indirectly, 25% or more (by value) of the stock. Based on the current and anticipated composition of the income, assets and operations of Tritium and its subsidiaries, Tritium does not believe it will be treated as a PFIC for the current taxable year.

However, whether we or any of our subsidiaries are a PFIC for any taxable year is a factual determination that depends on, among other things, the composition of our income and assets, our market value and the market value of our subsidiaries’ shares and assets. Changes in the composition of our income or asset may cause us to be or become a PFIC for the current or subsequent taxable years. In addition, whether we are treated as a PFIC for U.S. federal income tax purposes is determined annually after the close of each taxable year and, thus, is subject to significant uncertainty. Moreover, the application of the PFIC rules is subject to uncertainty in several respects, and we cannot assure you that the IRS will not take a contrary position or that a court will not sustain such a challenge by the IRS. Accordingly, there can be no assurances that we will not be treated as a PFIC for the current taxable year or in any future taxable year.

Under the PFIC rules, if Tritium were considered a PFIC at any time that a U.S. Holder owns Ordinary Shares or Financing Warrants, Tritium would continue to be treated as a PFIC with respect to such U.S. Holder’s investment unless (i) it ceased to be a PFIC and (ii) the U.S. Holder made a “deemed sale” election under the PFIC rules. If such election is made, a U.S. Holder will be deemed to have sold its Ordinary Shares or Financing Warrants at their fair market value on the last day of the last taxable year in which Tritium is classified as a PFIC, and any gain from such deemed sale would be subject to the consequences described below. After the deemed sale election, the Ordinary Shares or Financing Warrants with respect to which the deemed sale election was made will not be treated as shares in a PFIC unless Tritium subsequently becomes a PFIC.

For each taxable year that Tritium is treated as a PFIC with respect to a U.S. Holder’s Ordinary Shares or Financing Warrants, the U.S. Holder will be subject to special tax rules with respect to any “excess distribution” (as defined below) received and any gain realized from a sale or disposition (including a pledge) of its Ordinary Shares or Financing Warrants (collectively the “Excess Distribution Rules”), unless the U.S. Holder makes a valid QEF election or mark-to-market election as discussed below. Distributions received by a U.S. Holder in a taxable year that are greater than 125% of the average annual distributions received during the shorter of the three preceding taxable years or the U.S. Holder’s holding period for the Ordinary Shares will be treated as excess distributions. Under these special tax rules:

•

the excess distribution or gain (including gain on a sale of disposition of Financing Warrants) will be allocated ratably over the U.S. Holder’s holding period for the Ordinary Shares or Financing Warrants;

•

the amount allocated to the current taxable year, and any taxable years in the U.S. Holder’s holding period prior to the first taxable year in which Tritium is a PFIC, will be treated as ordinary income; and

•

the amount allocated to each other taxable year will be subject to the highest tax rate in effect for individuals or corporations, as applicable, for each such year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

Under the Excess Distribution Rules, the tax liability for amounts allocated to taxable years prior to the year of disposition or excess distribution cannot be offset by any net operating losses, and gains (but not losses)

realized on the sale of the Ordinary Shares or Financing Warrants cannot be treated as capital gains, even though the U.S. Holder holds the Ordinary Shares or Financing Warrants as capital assets.

Certain of the PFIC rules may impact U.S. Holders with respect to equity interests in subsidiaries and other entities which Tritium may hold, directly or indirectly, that are PFICs (collectively, “Lower-Tier PFICs”). There can be no assurance, however, that Tritium does not own, or will not in the future acquire, an interest in a subsidiary or other entity that is or would be treated as a Lower-Tier PFIC. U.S. Holders should consult their own tax advisors regarding the application of the PFIC rules to any of Tritium’s subsidiaries.

If Tritium is a PFIC, a U.S. Holder of Ordinary Shares (but not Financing Warrants) may avoid taxation under the Excess Distribution Rules described above by making a “qualified electing fund” (“QEF”) election. However, a U.S. Holder may make a QEF election with respect to its Ordinary Shares only if Tritium provides U.S. Holders on an annual basis with certain financial information specified under applicable U.S. Treasury regulations. Because Tritium does not intend to provide such information, however, the QEF Election will not be available to U.S. Holders with respect to Ordinary Shares and a QEF election is not available with respect to Financing Warrants.

Alternatively, a U.S. Holder of “marketable stock” (as defined below) may make a mark-to-market election for its Ordinary Shares to elect out of the Excess Distribution Rules discussed above if Tritium is treated as a PFIC. If a U.S. Holder makes a mark-to-market election with respect to its Ordinary Shares, such U.S. Holder will include in income for each year that Tritium is treated as a PFIC with respect to such Ordinary Shares an amount equal to the excess, if any, of the fair market value of the Ordinary Shares as of the close of the U.S. Holder’s taxable year over the adjusted basis in the Ordinary Shares. A U.S. Holder will be allowed a deduction for the excess, if any, of the adjusted basis of the Ordinary Shares over their fair market value as of the close of the taxable year. However, deductions will be allowed only to the extent of any net mark-to-market gains on the Ordinary Shares included in the U.S. Holder’s income for prior taxable years. Amounts included in income under a mark-to-market election, as well as gain on the actual sale or other disposition of the Ordinary Shares, will be treated as ordinary income. Ordinary loss treatment will also apply to the deductible portion of any mark-to-market loss on the Ordinary Shares, as well as to any loss realized on the actual sale or disposition of the Ordinary Shares, to the extent the amount of such loss does not exceed the net mark-to-market gains for such Ordinary Shares previously included in income. A U.S. Holder’s basis in the Ordinary Shares will be adjusted to reflect any mark-to-market income or loss. If a U.S. Holder makes a mark-to-market election, any distributions Tritium makes would generally be subject to the rules discussed above under “–Distributions on Ordinary Shares,” except the lower rates applicable to qualified dividend income would not apply. U.S. Holders of Financing Warrants may not be able to make a mark-to-market election with respect to their Financing Warrants.

The mark-to-market election is available only for “marketable stock,” which is stock that is regularly traded on a qualified exchange or other market, as defined in applicable U.S. Treasury regulations. The Ordinary Shares, which are listed on Nasdaq, are expected to qualify as marketable stock for purposes of the PFIC rules, but there can be no assurance that Ordinary Shares will be “regularly traded” for purposes of these rules. Because a mark-to-market election cannot be made for equity interests in any Lower-Tier PFICs, a U.S. Holder will continue to be subject to the Excess Distribution Rules with respect to its indirect interest in any Lower-Tier PFICs as described above, even if a mark-to-market election is made for Tritium.

If a U.S. Holder does not make a mark-to-market election (or a QEF election) effective from the first taxable year of a U.S. Holder’s holding period for the Ordinary Shares in which Tritium is a PFIC, then the U.S. Holder generally will remain subject to the Excess Distribution Rules. A U.S. Holder that first makes a mark-to-market election with respect to the Ordinary Shares in a later year will continue to be subject to the Excess Distribution Rules during the taxable year for which the mark-to-market election becomes effective, including with respect to any mark-to-market gain recognized at the end of that year. In subsequent years for which a valid mark-to-mark election remains in effect, the Excess Distribution Rules generally will not apply. A U.S. Holder that is eligible to make a mark-to-market with respect to its Ordinary Shares may do so by providing the appropriate information on IRS Form 8621 and timely filing that form with the U.S. Holder’s tax return for the year in which the election becomes effective. U.S. Holders should consult their own tax advisors as to the availability and desirability of a mark-to-market election, as well as the impact of such election on interests in any Lower-Tier PFICs.

A U.S. Holder of a PFIC may be required to file an IRS Form 8621 on an annual basis. U.S. Holders should consult their own tax advisors regarding any reporting requirements that may apply to them if Tritium is a PFIC.

U.S. Holders are strongly encouraged to consult their tax advisors regarding the application of the PFIC rules to their particular circumstances.

Non-U.S. Holders

The section applies to Non-U.S. Holders of Ordinary Shares and Financing Warrants. For purposes of this discussion, a Non-U.S. Holder means a beneficial owner (other than a partnership or an entity or arrangement so characterized for U.S. federal income tax purposes) of Ordinary Shares or Financing Warrants that is not a U.S. Holder, including:

•	a nonresident alien individual, other than certain former citizens and residents of the United States;

•	a foreign corporation; or

•	a foreign estate or trust.

U.S. Federal Income Tax Consequences of the Ownership and Disposition of Ordinary Shares and Financing Warrants to Non-U.S. Holders

Any (i) distributions of cash or property paid to a Non-U.S. Holder in respect of Ordinary Shares or (ii) gain realized upon the sale or other taxable disposition of Ordinary Shares and/or Financing Warrants generally will not be subject to U.S. federal income taxation unless:

•

the gain or distribution is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable); or

•

in the case of any gain, the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met.

Gain or distributions described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

Non-U.S. Holders should consult their own tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Information reporting requirements may apply to distributions received by U.S. Holders of Ordinary Shares, and the proceeds received on the sale or other taxable disposition of Ordinary Shares or Financing Warrants effected within the United States (and, in certain cases, outside the United States), in each case other than U.S. Holders that are exempt recipients (such as corporations). Backup withholding may apply to such amounts if the U.S. Holder fails to provide an accurate taxpayer identification number (generally on an IRS Form W-9 provided to the paying agent of the U.S. Holder’s broker) or is otherwise subject to backup withholding. Any distributions with respect to Ordinary Shares and proceeds from the sale, exchange, redemption or other disposition of Ordinary Shares or Financing Warrants may be subject to information reporting to the IRS and possible U.S. backup withholding. U.S. Holders should consult their own tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Information returns may be filed with the IRS in connection with, and Non-U.S. Holders may be subject to backup withholding on amounts received in respect of, a Non-U.S. Holder’s Ordinary Shares or Financing Warrants, unless the Non-U.S. Holder furnishes to the applicable withholding agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN, IRS Form W-8BEN-E or IRS Form W-8ECI, as applicable, or the Non-U.S. Holder otherwise establishes an exemption. Distributions paid with respect to Ordinary Shares and proceeds from the sale of other disposition of Ordinary Shares or Financing Warrants received in the United States by a Non-U.S. Holder through certain U.S.-related financial intermediaries may be subject to information reporting and backup withholding unless such Non-U.S. Holder provides proof an applicable exemption or complies with certain certification procedures described above, and otherwise complies with the applicable requirements of the backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding generally may be credited against the taxpayer’s U.S. federal income tax liability, and a taxpayer may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for a refund with the IRS and furnishing any required information.

MATERIAL AUSTRALIAN TAX CONSIDERATIONS

This section below provides a general summary of the Australian tax considerations generally applicable to Australian resident and non-Australian resident shareholders of Tritium with respect to the ownership and disposition of Tritium Ordinary Shares.

The comments in this section deal only with the Australian taxation implications of the ownership and disposition of Tritium Ordinary Shares if you hold your Tritium Ordinary Shares as investments on capital account.

These comments do not apply to you if you:

•	hold your securities as revenue assets or trading stock (which will generally be the case if you are a bank, insurance company or carry on a business of share trading); or

•	are assessed on gains and losses on the securities under the taxation of financial arrangements “TOFA” provisions in Division 230 of the Income Tax Assessment Act 1997.

The Australian taxation implications of holding and disposing of shares in Tritium will vary depending upon your particular circumstances. Accordingly, it should not be relied upon as taxation advice and you should seek and rely upon your own professional advice before concluding on the particular taxation treatment that will apply to you. Furthermore, the discussion below is based upon the Australian income tax laws, applicable case law, regulations and published rulings, determinations and statement of administrative practice of the Australian Taxation Office as at the date of this filing. During the period of ownership of the Tritium Ordinary Shares by Tritium Shareholders, the taxation laws of Australia, or their interpretation, may change (possibly with retroactive effect).

Tritium, Tritium Australia and Tritium Holdings and their officers, employees, taxation or other advisers do not accept any liability or responsibility in respect of any statement concerning taxation consequences, or in respect of the taxation consequences.

This taxation summary is necessarily general in nature and is not exhaustive of all Australian tax consequences that could apply in all circumstances for Tritium shareholders. It is strongly recommended that each Tritium shareholder seek their own independent professional tax advice applicable to their particular circumstances.

This summary does not constitute financial product advice as defined in the Corporations Act. This summary is confined to certain taxation matters, based on the relevant Australian tax laws in force, established interpretations of that law and understanding of the practice of the relevant tax authority at the date of this summary. This summary does not take into account the tax laws of countries other than Australia.

Australian Resident Shareholders

This section applies to Tritium shareholders who are residents of Australia for income tax purposes and hold their shares as investments on capital account.

Taxation in respect of dividends on Tritium Ordinary Shares

Dividends paid by Tritium on a share should constitute assessable income of an Australian tax resident shareholder. Australia has a franking system wherein dividends can be franked and the shareholder receives a franking credit which effectively represents the corporate tax paid by the company. Dividends can be “fully franked”, “partially franked” or “unfranked” and the maximum franking credit is calculated at the corporate tax rate (currently 30%).

Australian Resident Individuals and Complying Superannuation Entities

Australian tax resident shareholders who are individuals or complying superannuation entities should include the dividend in their assessable income in the year the dividend is paid, together with any franking credit attached to that dividend.

Subject to the comments in relation to “Qualified Persons” below, such shareholders should be entitled to a tax offset equal to the franking credit attached to the dividend. The tax offset can be applied to reduce the tax payable on the investor’s taxable income. Where the tax offset exceeds the tax payable on the investor’s taxable income, the investor should be entitled to a tax refund equal to the excess.

To the extent that the dividend is unfranked, an Australian individual shareholder will generally be taxed at their prevailing marginal rate on the dividend received (with no tax offset). Complying Australian superannuation entities will generally be taxed at the prevailing rate for complying superannuation entities on the dividend received (with no tax offset).

Corporate Shareholders

Corporate Tritium shareholders are also required to include both the dividend and the associated franking credits (if any) in their assessable income.

Subject to the comments in relation to “Qualified Persons” below, corporate Tritium shareholders should be entitled to a tax offset up to the amount of the franking credit attached to the dividend.

An Australian resident corporate Tritium shareholder should be entitled to a credit in its own franking account to the extent of the franking credits attached to the dividend received. This will allow the corporate Tritium shareholder to pass on the franking credits to its investor(s) on the subsequent payment of franked dividends.

Excess franking credits received by corporate Tritium shareholders will not give rise to a refund entitlement for a company but can be converted into carry forward tax losses instead. This is subject to specific rules on how the carry forward tax loss is calculated and utilized in future years. For completeness, this tax loss cannot be carried back under the loss carry back tax offset rules introduced in the 2020-21 Federal Budget.

Trusts and Partnerships

Australian tax resident Tritium shareholders who are trustees (other than trustees of complying superannuation entities, which are dealt with above) or partnerships are also required to include any dividends and any franking credits in calculating the net income of the trust or partnership. Where a fully franked or partially franked dividend is received, an Australian resident trust beneficiary that is not under a legal disability and that is presently entitled to a share of the income of the trust estate in the relevant year of income, or the relevant partner in the partnership (as the case may be), may be entitled to a tax offset by reference to the beneficiary’s or partner’s share of the net income of the trust or partnership.

To the extent that the dividend is unfranked, an Australian trustee (other than trustees of complying superannuation entities) or partnerships, will be required to include the unfranked dividend in the net income of the trust or partnership. An Australian resident trust beneficiary that is not under a legal disability and that is presently entitled to a share of the income of the trust estate (and not acting in a capacity as trustee) in the relevant year of income, or the relevant partner in the partnership, will generally be taxed at the relevant prevailing tax rate on their share of the net income of the trust or partnership (with no tax offset).

Additional or alternative considerations may be relevant in relation to shareholders that are trustees of specific categories of trusts under Australian tax law (such as managed investment trusts, AMITs, or public trading trusts). The precise tax consequences for a trustee shareholder are a complex tax issue which requires analysis based on each shareholder’s individual circumstances and the terms of the relevant trust deed. Tritium shareholders should obtain their own tax advice to determine these matters.

Qualified Persons

The benefit of franking credits can be denied where a Tritium shareholder is not a “qualified person” in which case the Tritium Shareholder will not be able to include an amount for the franking credits in their assessable income and will not be entitled to a tax offset.

Broadly, to be a qualified person, a Tritium shareholder must satisfy the holding period rule and, if necessary, the related payment rule. The holding period rule requires a Tritium shareholder to hold the shares “at risk” for at least 45 days continuously during the qualification period-starting from the day after acquisition of the shares and ending 45 days after the shares become ex-dividend where there is no relevant “related payment”-in order to qualify for franking benefits.

This holding period rule is subject to certain exceptions, including where the total franking offsets of an individual in a year of income do not exceed A$5,000.

Whether you are qualified person is a complex tax issue which requires analysis based on each shareholder’s individual circumstances. Tritium shareholders should obtain their own tax advice to determine if these requirements have been satisfied.

Capital Gains Tax (“CGT”) Implications

Disposal of Shares

For Australian tax resident Tritium shareholders, who hold their Tritium Ordinary Shares on capital account, the future disposal of Tritium Ordinary Shares will give rise to a CGT event at the time which the legal and beneficial ownership of the Tritium Ordinary Shares are disposed of. Tritium shareholders will derive a capital gain on the disposal of their shares in Tritium to the extent that the capital proceeds exceed the cost base of their Tritium Ordinary Shares.

A capital loss will be made where the capital proceeds are less than the reduced cost base of their Tritium Ordinary Shares. Where a capital loss is made, capital losses can only be offset against capital gains derived in the same or later incomes years. They cannot be offset against ordinary income nor carried back to offset net capital gains arising in earlier income years. Capital losses may be carried forward to future income years subject to the satisfaction of the Australian loss testing provisions.

Capital Proceeds

The capital proceeds should be equal to any consideration received by the Tritium shareholder in respect to the disposal of their Tritium Ordinary Shares.

Cost base of Tritium Ordinary Shares

The cost base of a Tritium ordinary share will generally be equal to the cost of acquiring the Tritium ordinary share, plus any incidental costs of acquisition and disposal (i.e. brokerage costs and legal fees). However, to the extent that a roll-over was obtained in relation to the acquisition of the Tritium Ordinary Shares under the Australian scrip for scrip rules, the cost base should be equal to the inherited cost base of the pre-existing shares (i.e. the original interests).

CGT Discount

The CGT discount may apply to Tritium shareholders that are Australian tax resident individuals, complying Australian superannuation funds or trusts, who have held, or are taken to have held, their Tritium Ordinary Shares for at least 12 months (not including the date of acquisition or date of disposal) at the time of the disposal of their Tritium Ordinary Shares.

The impact of the scrip for scrip rollover provisions on the holding period should be considered at an individual shareholder level. However, it is expected that the acquisition date of the Tritium Ordinary Shares for the purposes of the CGT discount should be the acquisition date of the Tritium shareholder’s pre-existing shares.

The CGT discount is:

•	one-half if the Tritium shareholder is an individual or trustee: meaning only 50% of the capital gain will be included in the shareholder’s assessable income; and

•	one-third if the Tritium shareholder is a trustee of a complying superannuation entity: meaning only two-thirds of the capital gain will be included in the shareholder’s assessable income.

The CGT discount is not available to Tritium shareholders that are companies.

If a Tritium shareholder makes a discounted capital gain, any current year and/or carried forward capital losses will be applied to reduce the undiscounted capital gain before the relevant CGT discount is applied. The resulting amount is then included in the Tritium shareholder’s net capital gain for the income year and included in its assessable income.

The CGT discount rules relating to trusts are complex. Subject to certain requirements being satisfied, the capital gain may flow through to the beneficiaries in that trust, who will assess the eligibility for the CGT discount in their own right. Accordingly, we recommend trustees seek their own independent advice on how the CGT discount applies to the trust and its beneficiaries.

Non-Australian Resident Shareholders

This section applies to Tritium shareholders who are not residents of Australia for income tax purposes and hold their shares as investments on capital account.

Taxation in Respect of Dividends on Tritium Ordinary Shares

Non-Australian resident Tritium shareholders who do not have a permanent establishment in Australia should not be subject to Australian income tax but may be subject to Australian dividend withholding tax on their Tritium dividends.

Franked Dividends

As outlined above, Australia has a franking system wherein dividends can be franked and Australian resident shareholders receive a franking credit which effectively represents the corporate tax paid by the underlying company (i.e. Tritium). Dividends can be “fully franked”, “partially franked” or “unfranked”.

Dividends received by non-Australian resident Tritium shareholders which are franked should not be subject to Australian dividend withholding tax to the extent of the franking (i.e. if the dividend if fully franked, it should not be subject to Australian dividend withholding tax at all). However, refunds of franking credits are not available to non-Australian resident shareholders.

Dividends Attributable to Conduit Foreign Income

Non-Australian resident Tritium shareholders should not be subject to Australian dividend withholding tax where Tritium pays an unfranked dividend out of income which Tritium has declared to be conduit foreign income (“CFI”). Generally, CFI would include amounts received by Tritium that are attributable to dividends received from foreign subsidiaries which are treated as non-assessable non-exempt income for Australian tax purposes.

Unfranked Dividends

Non-Australian resident Tritium shareholders should generally be subject to Australian dividend withholding tax to the extent of the unfranked component of any dividends received that are not declared to be CFI. Australian dividend withholding tax is imposed at a flat rate of 30% on the amount of the dividend that is unfranked unless the Tritium shareholder is a tax resident of a country that has a double tax treaty (“DTT”) with Australia. In the event the Tritium shareholder is otherwise able to rely on the DTT, the rate of Australian dividend withholding tax may be reduced (typically to 15%), depending on the terms of the DTT.

CGT Implications

Non-Australian resident Tritium shareholders who do not have a permanent establishment in Australia should not be subject to Australian CGT.

General Australian Tax Matters

This section applies to both Australian resident and non-Australian resident Tritium shareholders.

GST

The acquisition or disposal of Tritium Ordinary Shares by a shareholder (who is registered or required to be registered for GST) will be classified as a “financial supply” for Australian GST purposes. Accordingly, Australian GST will not be payable in respect of amounts paid for the acquisition or disposal of Tritium Ordinary Shares.

No GST should be payable in respect of dividends paid to Tritium shareholders.

Subject to certain requirements, there may be a restriction on the entitlement of Tritium shareholders registered for GST to claim an input tax credit for any GST incurred on costs associated with the acquisition or disposal of Tritium Ordinary Shares (e.g. lawyer’s and accountants’ fees).

Stamp Duty

No stamp duty should be payable on the acquisition of Tritium Ordinary Shares.

PLAN OF DISTRIBUTION

We are registering (i) the issuance by us of up to 1,534,410 Financing Warrants, (ii) the issuance of up to 1,534,410 Ordinary Shares that are issuable upon the exercise of 1,534,410 Financing Warrants and the resale of such Ordinary Shares and (iii) and the resale of 2,202,525 Ordinary Shares previously issued upon exercise of Financing Warrants. Under the Financing Warrant Agreement, no Financing Warrant may be transferred or assigned by a holder except with the written consent of the Company (which may not be unreasonably withheld or delayed). Notwithstanding, the foregoing, a holder of Financing Warrants may assign any Financing Warrant and its rights and obligations under the Financing Warrant Agreement to one or more of its affiliates without the consent of the Company; provided that such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of the Financing Warrant. This section refers to the plan of distribution for the Financing Warrants assuming the Selling Securityholders receive consent from the Company, if needed, to transfer such Financing Warrants. There is no guarantee that the Company will provide consent to the Selling Securityholders to transfer the Financing Warrants registered for resale hereby.

We will not receive any proceeds from any sale by the Selling Securityholders of the Financing Warrants or Ordinary Shares being registered for resale hereunder. We will receive the proceeds from any exercise of the Financing Warrants for cash. We will bear all costs, expenses and fees in connection with the registration of the Financing Warrants and underlying Ordinary Shares offered by this prospectus, including, without limitation, all registration and filing fees, fees and expenses of our counsel and fees and expenses of our independent registered public accountants. The Selling Securityholders will bear all incremental selling expenses, including commissions, brokerage fees and other similar selling expenses.

The Selling Securityholders may offer and sell, from time to time, some or all of the Financing Warrants and Ordinary Shares covered by this prospectus. As used herein, “Selling Securityholders” includes donees, pledgees, transferees or other successors-in-interest (as a gift, pledge, partnership distribution or other non-sale related transfer) selling securities received after the date of this prospectus from the Selling Securityholders. We have registered the Financing Warrants and Ordinary Shares covered by this prospectus for offer and sale so that those securities may be freely sold to the public by the Selling Securityholders. Registration of the Financing Warrants and Ordinary Shares covered by this prospectus does not mean, however, that those securities necessarily will be offered or resold by the Selling Securityholders. If the Company consents to the transfer of the Financing Warrants by the Selling Securityholders, the Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale.

Sales of the Financing Warrants and Ordinary Shares offered hereby may be effected by the Selling Securityholders from time to time in one or more types of transactions (which may include block transactions), including but not limited to, in negotiated transactions, through put or call options transactions relating to the securities offered hereby, through short sales of the securities offered hereby, or a combination of such methods of sale. Such transactions may or may not involve brokers or dealers. In effecting sales, brokers or dealers engaged by the Selling Securityholders may arrange for other brokers or dealers to participate. Broker-dealer transactions may include purchases of the securities by a broker-dealer as principal and resales of the securities by the broker-dealer for its account pursuant to this prospectus, ordinary brokerage transactions or transactions in which the broker-dealer solicits purchasers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders and/or the purchasers of the securities offered hereby for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). Any broker-dealers participating in the distribution of the securities covered by this prospectus may be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions received by any of those broker-dealers may be deemed to be underwriting commissions under the Securities Act. The Selling Securityholders have advised us that they have not entered into any agreements, understandings or arrangements with any broker-dealers regarding the sale of the Financing Warrants and Ordinary Shares covered by this prospectus.

In addition, a Selling Securityholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or shareholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or shareholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.

There can be no assurance that the Selling Securityholders will sell all or any of the Financing Warrants and Ordinary Shares offered by this prospectus. In addition, the Selling Securityholders may also sell securities under Rule 144 under the Securities Act, if available, or in other transactions exempt from registration, rather than under this prospectus.

The Selling Securityholders have the sole and absolute discretion not to accept any purchase offer or make any sale of securities if they deem the purchase price to be unsatisfactory at any particular time.

The Selling Securityholders also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus. Upon being notified by a Selling Securityholder that a donee, pledgee, transferee, other successor-in-interest intends to sell our securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a Selling Securityholder.

Upon our being notified by any Selling Securityholder that any material arrangement has been entered into with a broker-dealer for the sale of securities offered hereby through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing:

•	the name of the participating broker-dealer(s);

•	the specific securities involved;

•	the initial price at which such securities are to be sold;

•	the commissions paid or discounts or concessions allowed to such broker-dealers(s), where applicable; and

•	other facts material to the transaction.

The Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities offered hereby or of securities convertible into or exchangeable for such securities in the course of hedging positions they assume with the Selling Securityholders. The Selling Securityholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealers or other financial institutions of the securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as amended or supplemented to reflect such transaction).

A Selling Securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell the Financing Warrants covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Securityholder or borrowed from any Selling Securityholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Securityholder in settlement of those derivatives to close out any related open borrowings of securities. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Securityholder may otherwise loan or pledge the securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

Our Financing Warrants are not listed on any securities exchange.

To the extent required, we will use our best efforts to file one or more supplements to this prospectus to describe any material information with respect to the plan of distribution not previously disclosed in this prospectus or any material change to such information.

EXPENSES

The following table sets forth the expenses (other than underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation, if any) expected to be incurred by us in connection with a possible offering of the securities registered under the registration statement of which this prospectus forms a part.

SEC Registration Fee	$663.02
FINRA filing fee	*
Legal fees	*
Accountants’ fees and expenses	*
Printing expenses	*
Transfer agent fees and expenses	*
Miscellaneous	*
Total	*

*

Estimated fees and expenses are not presently known. If required, to be provided by a prospectus supplement or as an exhibit to a report on Form 6-K that is incorporated by reference into this prospectus.

LEGAL MATTERS

Corrs Chambers Westgarth, Australian counsel to the Company, has provided a legal opinion for the Company regarding the validity of the Ordinary Shares offered by this prospectus. Latham & Watkins LLP, U.S. counsel to the Company, has provided a legal opinion for the Company regarding the validity of the Financing Warrants offered by this prospectus.

EXPERTS

The financial statements incorporated in this prospectus by reference to the Annual Report on Form 20-F for the year ended June 30, 2022 (which contains an explanatory paragraph relating to Tritium DCFC Limited’s ability to continue as a going concern as described in Note 1 to the financial statements) have been so incorporated in reliance on the report of PricewaterhouseCoopers, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

ENFORCEMENT OF CIVIL LIABILITIES AND AGENT FOR SERVICE OF PROCESS IN THE

UNITED STATES

We are a public limited company organized under the laws of Australia. As a result, the rights of holders of our Ordinary Shares will be governed by Australian law and our constitution. The rights of shareholders under Australian law may differ from the rights of shareholders of companies incorporated in other jurisdictions. A substantial amount of our assets are located outside the United States. As a result, it may be difficult for investors to enforce in the United States judgments obtained in U.S. courts against us based on the civil liability provisions of the U.S. securities laws. It is doubtful whether courts in Australia will enforce judgments obtained in other jurisdictions, including the United States, against us or our directors or officers under the securities laws of those jurisdictions or entertain actions in Australia against us or our directors or officers under the securities laws of other jurisdictions.

Our registered address in Australia is c/o Tritium DCFC Limited, 48 Miller Street, Murarrie, QLD 4172, Australia.

We have irrevocably appointed Cogency Global Inc. as our agent to receive service of process in any action against us in any U.S. federal or state court arising out of this offering or any purchase or sale of securities in connection with this offering. The address of our agent is 122 E 42nd St., 18th Floor, New York, New York 10168.

Our authorized representative in the United States for this offering as required pursuant to Section 6(a) of the Securities Act is Cogency Global Inc., 22 East 42nd Street, 18th Floor New York, NY 10168.